UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 27, 2009

GENCO SHIPPING & TRADING LIMITED
(Exact Name of Registrant as Specified in Charter)

Republic of the Marshall Islands	000-28506	98-043-9758
(State or Other Jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

299 Park Avenue 20th Floor (Address of Principal Executive Offices)	10171 (Zip Code)

Registrant’s telephone number, including area code:  (646) 443-8550

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

❒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❒	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❒	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Information.

The Company is filing the following information on this Current Report on Form 8-K which was included in its earnings release and Current Report on Form 8-K dated February 25, 2008:

The following financial review discusses the results for the three and twelve months ended December 31, 2008 and December 31, 2007.

Fourth Quarter 2008 and Year-to-Date Highlights

•
Recorded a net loss of $111.3 million, or $3.56 basic and diluted loss per share for the fourth quarter, including an impairment loss of $103.9 million relating to the Company’s investment in Jinhui Shipping & Transportation Limited and a $53.8 million charge to operating expenses related to the forfeiture of the 10% deposit from the cancellation of the previously announced six vessel acquisition;

•
Amended the $1.4 billion revolving credit facility to waive the collateral maintenance requirement until such time that Genco is in a position to satisfy the covenant and other conditions previously announced;

•
Took delivery of the Genco Hadrian and delivered the vessel to Cargill International S.A. for the commencement of a 4 year time charter contract at $65,000 per day with a 50 percent index-based profit sharing component; and

•	Negotiated the cancellation of the previously announced acquisition of six drybulk newbuilding vessels with an aggregate purchase price of $530 million and repaid $53 million in related debt.

Financial Review: 2008 Fourth quarter

The Company recorded a net loss for the fourth quarter of 2008 of $111.3 million, or a $3.56 basic and diluted loss per share.  The Company deemed its investment in Jinhui Shipping and Transportation Limited to be other-than-temporarily impaired as of December 31, 2008 due to the severity of the decline in its market value versus its cost basis.  As a result, during the fourth quarter of 2008, the Company recorded a $103.9 million impairment charge as other expense in the Consolidated Statement of Operations. Prior to recording this impairment, the Company reflected any gains or losses associated with this investment as a component of other comprehensive income in equity. We also realized a $53.8 million charge to operating expenses related to the forfeiture of the 10% deposit from the cancellation of the six vessel acquisition, a $2.2 million write-off of deferred financing fees associated with the cancellation of our $320 million credit facility, and a $1.9 million write-off of deferred financing fees related to the amendment to the $1.4 billion revolving credit facility. These events were slightly offset by a $2.0 million gain associated with our forward currency contracts.

Genco Shipping & Trading Limited revenues increased 55% to $101.6 million for the three months ended December 31, 2008 versus $65.7 million for the three months ended December 31, 2007, due to the operation of a larger fleet and higher charter rates for our vessels.

The average daily time charter equivalent, or TCE, rates obtained by the Company’s fleet increased 13.4% to $35,304 per day for the three months ended December 31, 2008 compared to $31,140 for the three months ended December 31, 2007. The increase in TCE rates was due to higher charter rates achieved in the fourth quarter of 2008 versus the fourth quarter of 2007 for two of the Panamax vessels, six of the Supramax and Handymax vessels, and two of the Handysize vessels in our current fleet. Furthermore, higher TCE rates were achieved in the fourth quarter of 2008 versus the same period last year due to the operation of one additional Capesize vessel acquired as part of the Metrostar acquisition and the operation of two more Panamax vessels acquired as part of the Bocimar acquisition. This was partially offset by lower revenues from our profit sharing agreements on our Capesize vessels.

Total operating expenses increased to $93.9 million for the three months ended December 31, 2008 from $0.5 million for the three-month period ended December 31, 2007 due to higher vessel operating expenses, general and administrative expenses and depreciation and amortization related to the operation of a larger fleet. Total operating expenses for the fourth quarter of 2008 included a $53.8 million charge related to the forfeiture of the 10% deposit from the cancellation of the six vessel acquisition. Total operating expenses for the same period in 2007 included a $23.5 million gain from the sale of the Genco Commander. Vessel operating expenses were $13.5 million for the fourth quarter of 2008 compared to $8.1 million for the same period last year. The increase in vessel operating expenses was due to the operation of a larger fleet, higher crewing, and insurance expenses, as well as the operation of more Capesize vessels for the fourth quarter of 2008 versus the same period last year.

Depreciation and amortization expenses increased to $19.9 million for the fourth quarter of 2008 from $11.6 million for the fourth quarter of 2007 related to the growth of our fleet. General and administrative expenses increased to $4.1 million from $3.0 million during the comparative periods due to costs associated with higher employee non-cash compensation and other employee related costs. Management fees were $0.7 million for the three months ended December 31, 2008 and $0.5 million for the three months ended December 31, 2007, respectively, and relate to fees paid to our independent technical managers.

Daily vessel operating expenses grew to $4,734 per vessel per day during the fourth quarter of 2008 from $3,824 for the same quarter last year as a result of higher crew and insurance expenses. We believe daily vessel operating expenses are best measured for comparative purposes over a 12-month period in order to take into account all of the expenses that each vessel in our fleet will incur over a full year of operation. For the full years ended December 31, 2008 and 2007, the average daily vessel operating expenses for our fleet were $4,400 and $3,716 respectively.

Financial Review: Twelve months 2008

Net income was $86.6 million, or $2.86 basic and $2.84 diluted earnings per share for the twelve months ended December 31, 2008 compared to $106.8 million, or $4.08 basic and $4.06 diluted earnings per share for the twelve months ended December 31, 2007. The Company deemed its investment in Jinhui Shipping and Transportation Limited to be other-than-temporarily impaired as of December 31, 2008 due to the severity of the decline in its market value versus its cost basis. Prior to recording this impairment, the Company reflected any gains or losses associated with this investment as a component of other comprehensive income in equity. As a result, during the fourth quarter of 2008, the Company recorded a $103.9 million impairment charge in its Consolidated Statement of Operations. The Company also recorded a $53.8 million charge related to the forfeiture of the 10% deposit from the cancellation of the six vessel acquisition, a $26.3 million gain from the sale of the Genco Trader and $7.0 million of income received from its investment in stock of Jinhui Shipping and Transportation Limited. Revenues increased 119% to $405.4 million for the twelve months ended December 31, 2008 compared to $185.4 million for the twelve months ended December 31, 2007.  TCE rates obtained by the Company increased to $37,824 per day for the twelve months ended December 31, 2008 from $24,650 for the same period in 2007. Total operating expenses were $171.0 million for the twelve months ended December 31, 2008 compared to

$54.3 million for the twelve months ended December 31, 2007, and daily vessel operating expenses per vessel were $4,400 versus $3,716 for the comparative periods.

Liquidity and Capital Resources

Cash Flow

Net cash provided by operating activities for the twelve months ended December 31, 2008 and 2007, was $267.4 million and $120.9 million, respectively.  The increase was primarily due to the operation of a larger fleet, which contributed to an increase in net income as well as adjustments to reconcile net income to operating cash flows, including increases in depreciation and amortization. Adjustments to reconcile net income to operating cash flows include $22.4 million of amortization of value of the time charters acquired as part of the Metrostar and Evalend acquisitions, $13.7 million of realized gain on forward currency contracts, $7.0 million of realized income from investments, and $26.2 million in gains from the sale of the Genco Trader. The adjustments to operating cash flow above were offset by a $103.9 million non-cash impairment on our investment in Jinhui Shipping & Transportation Limited, a $53.8 million loss on the forfeiture of vessel deposits, also reflected as a payment in cash used in investing activities, $15.4 million of unrealized loss on forward currency contracts, and $6.0 million of amortization of non-vested stock compensation. Net cash provided by operating activities for the twelve months ended December 31, 2007 was primarily a result of recorded net income of $106.8 million, adjusted for depreciation and amortization charges of $34.4 million.

Net cash used in investing activities was $514.3 million for the twelve months ended December 31, 2008 as compared to $984.4 million for the twelve months ended December 31, 2007.  For the twelve months ended December 31, 2008, cash used in investing activities primarily related to the purchase of vessels in the amount of $510.3 million, deposits on vessels to be acquired of $3.5 million, payments for forfeited vessel deposits of $53.8 million and the purchase of $10.3 million of Jinhui stock. The above were offset by proceeds from the sale of the Genco Trader in the amount of $43.1 million, $13.7 million in proceeds from forward currency contracts and $7.0 million of realized income from investments. For the twelve months ended December 31, 2007 the cash used in investing activities mostly related to the purchase of vessels in the amount of $764.6 million, deposits on vessels to be acquired of $150.3 million, and the purchase of investments of $115.6 million, offset by the sale of the Genco Glory and the Genco Commander in the cumulative amount of $56.5 million.

Net cash provided by financing activities for the twelve months ended December 31, 2008 was $300.3 million as compared to $861.4 million for the twelve months ended December 31, 2007.  For the twelve months ended December 31, 2008, net cash provided by financing activities consisted of the drawdown of $558.3 million related to the purchase of vessels and $195.4 million in net proceeds from our May 2008 follow-on offering. These inflows were offset by the repayment of $321.0 million under the 2007 Credit Facility and the payment of cash dividends of $117.1 million. For the same period last year, net cash provided by financing activities consisted of $1,193.0 million of proceeds from the 2007 Credit Facility related to the purchase of vessels and $77.0 million of proceeds from a short-term line used to finance the purchase of Jinhui shares, and was offset by the repayment of $257.0 million under the 2007 credit facility and the payment of cash dividends of $69.6 million.

 Update on Genco Cavalier

As previously announced, the Genco Cavalier, a 2007-built Supramax vessel, was on charter to Samsun Logix Corporation, which the Company understands has filed for the equivalent of bankruptcy protection in South Korea, otherwise referred to as a rehabilitation application. Charter hire for the Genco Cavalier has been received up until January 30, 2009. The Company has commenced arbitration proceedings in the United Kingdom for damages related to non-performance of Samsun under the time charter. Also, on

February 8, 2009, while the vessel was at safe anchorage in Singapore, it was involved in a minor collision caused by another vessel in its vicinity. No injuries or pollution from either vessel have been reported.

Summary Consolidated Financial and Other Data

The following table summarizes Genco Shipping & Trading Limited’s selected consolidated financial and other data for the periods indicated below.

	Three Months Ended		Twelve Months Ended
	December 31, 2008	December 31, 2007	December 31, 2008	December 31, 2007
	(Dollars in thousands, except share and per share data)		(Dollars in thousands, except share and per share data)
	(unaudited)		(unaudited)
INCOME STATEMENT DATA:
Revenues	$101,571	$65,690	$405,370	$185,387

Operating expenses:
Voyage expenses	1,900	817	5,116	5,100
Vessel operating expenses	13,515	8,086	47,130	27,622
General and administrative expenses	4,052	2,968	17,027	12,610
Management fees	738	497	2,787	1,654
Depreciation and amortization	19,942	11,600	71,395	34,378
Gain on sale of vessel	-	(23,473)	(26,227)	(27,047)
Loss on forfeiture of vessel deposit	53,765	-	53,765	-
Total operating expenses	93,912	495	170,993	54,317

Operating income	7,659	65,195	234,377	131,070

Other (expense) income:
Impairment of investment	(103,892)	-	(103,892)	-
Income from investment	-	-	7,001	-
Income (Loss) from derivative instruments	1,935	(146)	(74)	(1,265)
Interest income	149	729	1,757	3,507
Interest expense	(17,156)	(8,847)	(52,589)	(26,503)
Other (expense) income:	(118,964)	(8,264)	(147,797)	(24,261)

Net income (loss)	$(111,305)	$56,931	$86,580	$106,809

Earnings (loss) per share - basic	$(3.56)	$1.99	$2.86	$4.08

Earnings (loss) per share - diluted	$(3.56)	$1.98	$2.84	$4.06

Weighted average shares outstanding - basic	31,229,565	28,676,374	30,290,016	26,165,600

Weighted average shares outstanding - diluted	31,229,565	28,825,746	30,452,850	26,297,521

		December 31, 2008	December 31, 2007
BALANCE SHEET DATA:		(unaudited)
Cash		$124,956	$71,496
Current assets, including cash		140,748	267,594
Total assets		1,990,006	1,653,272
Current liabilities, including current portion of long-term debt		30,192	70,364
Total long-term debt, including current portion		1,173,300	936,000
Shareholders' equity		696,478	622,185

		Twelve Months Ended
		December 31, 2008	December 31, 2007
		(unaudited)

Net cash provided by operating activities		267,416	120,862
Net cash used in investing activities		(514,288)	(984,350)
Net cash provided by financing activities		300,332	861,430

	Three Months Ended		Twelve Months Ended
	December 31, 2008	December 31, 2007	December 31, 2008	December 31, 2007
FLEET DATA:	(unaudited)			(unaudited)
Total number of vessels at end of period	32	27	32	27
Average number of vessels (1)	31.0	23.0	29.3	20.4
Total ownership days for fleet (2)	2,855	2,115	10,711	7,434
Total available days for fleet (3)	2,823	2,083	10,582	7,314
Total operating days for fleet (4)	2,772	2,054	10,461	7,220
Fleet utilization (5)	98.2%	98.6%	98.9%	98.7%

AVERAGE DAILY RESULTS:
Time charter equivalent (6)	$35,304	$31,140	$37,824	$24,650
Daily vessel operating expenses per vessel (7)	4,734	3,824	4,400	3,716

(1) Average number of vessels is the number of vessels that constituted our fleet for the relevant period, as measured by the sum of the number of days each vessel was part of our fleet during the period divided by the number of calendar days in that period.
(2) We define ownership days as the aggregate number of days in a period during which each vessel in our fleet has been owned by us. Ownership days are an indicator of the size of our fleet over a period and affect both the amount of revenues and the amount of expenses that we record during a period.
(3) We define available days as the number of our ownership days less the aggregate number of days that our vessels are off-hire due to scheduled repairs or repairs under guarantee, vessel upgrades or special surveys and the aggregate amount of time that we spend positioning our vessels. Companies in the shipping industry generally use available days to measure the number of days in a period during which vessels should be capable of generating revenues.
(4) We define operating days as the number of our available days in a period less the aggregate number of days that our vessels are off-hire due to unforeseen circumstances. The shipping industry uses operating days to measure the aggregate number of days in a period during which vessels actually generate revenues.
(5) We calculate fleet utilization by dividing the number of our operating days during a period by the number of our available days during the period. The shipping industry uses fleet utilization to measure a company's efficiency in finding suitable employment for its vessels and minimizing the number of days that its vessels are off-hire for reasons other than scheduled repairs or repairs under guarantee, vessel upgrades, special surveys or vessel positioning.
(6) We define TCE rates as our net voyage revenue (voyage revenues less voyage expenses) divided by the number of our available days during the period, which is consistent with industry standards. TCE rate is a common shipping industry performance measure used primarily to compare daily earnings generated by vessels on time charters with daily earnings generated by vessels on voyage charters, because charterhire rates for vessels on voyage charters are generally not expressed in per-day amounts while charterhire rates for vessels on time charters generally are expressed in such amounts. Since some vessels were acquired with an existing time charter at a below-market rate, we allocated the purchase price between the vessel and an intangible liability for the value assigned to the below-market charterhire.  This intangible liability is amortized as an increase to voyage revenues over the minimum remaining term of the charter.
(7) We define daily vessel operating expenses to include crew wages and related costs, the cost of insurance expenses relating to repairs and maintenance (excluding drydocking), the costs of spares and consumable stores, tonnage taxes and other miscellaneous expenses. Daily vessel operating expenses are calculated by dividing vessel operating expenses by ownership days for the relevant period.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Genco Shipping & Trading Limited has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                                GENCO SHIPPING & TRADING LIMITED

                                                                DATE: February 27, 2009

                                                                /s/ John C. Wobensmith
                                                                John C. Wobensmith
                                                                Chief Financial Officer, Secretary and Treasurer
                                                                (Principal Financial and Accounting Officer)